Exhibit 10.5

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such exclusions have been marked with a [****].

EXTENSION REQUEST

To:     Coöperatieve Rabobank U.A. as Agent

From:     Brand Loyalty Group B.V. as Company

Dated:     5 January 2021

Brand Loyalty Group B.V. - EUR 60,000,000 Facilities Agreement dated 3 April

2020 (as amended and/or restated from time to time) (the “Facilities Agreement”)

1.    We refer to the Facilities Agreement. This is an Extension Request. Terms defined in the Facilities Agreement have the same meaning in this Extension Request unless given a different meaning in this Extension Request.

2.    We wish to extend the Termination Date to the First Extended Termination Date being the date falling on the fourth anniversary of the date of the Facilities Agreement.

3.    We are prepared to pay an extension fee of [****] for the one year extension of the Facilities Agreement and all other conditions will remain unchanged.

4.    We confirm that on the date of this Extension Request:

i.    No Event of Default is continuing or would result from the proposed extension; and

ii.    The Repeating Representations to be made by each Obligor are true in all material respects.

5.	This Extension Request and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

Brand Loyalty Group B.V. as Company

By:     /s/ F.M.P. Bekkers

           F.M.P. Bekkers

           CFO

Coöperatieve Rabobank U.A.

By:     /s/ R. van Esseveld

          R. van Esseveld

          Senior Officer Syndicated Loans Agency

          Proxy AB

Coöperatieve Rabobank U.A.

By:     /s/ J.A. van der Horst

          J.A. van der Horst

          Senior Officer Syndicated Loans Agency

          Proxy AB